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                                                                    EXHIBIT 23.1




              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         The consolidated financial statements and schedules of PC-Tel, Inc. incorporated into this registration statement by reference to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2001, were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated January 22, 2002 thereto, and have been so incorporated in reliance on the authority of such firm as experts in giving said report. After reasonable efforts, we have not been able to obtain the written consent of Arthur Andersen LLP, and in reliance on Rule 437a of the Securities Act, the written consent of Arthur Andersen LLP has been omitted from this registration statement. Because this registration statement does not contain a written consent from Arthur Andersen LLP, it is possible that Arthur Andersen might assert that any right of recovery against them under Section 11(a) of the Securities Act could be limited. However, in the event that any claims under Section 11(a) of the Securities Act are brought, other persons who may be subject to such claims, including our officers and directors, may still rely on Arthur Andersen LLP's original audit report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. In addition, Arthur Andersen LLP was convicted on June 15, 2002 of federal obstruction of justice. Investors may have no effective remedy against Arthur Andersen LLP in connection with any claims, particularly in the event that Arthur Andersen LLP ceases to exist or becomes insolvent.